Exhibit 23.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

A-Mark Precious Metals, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of A-Mark Precious Metals, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of June 30, 2021 and 2020, the related consolidated statements of income, stockholders’ equity, and cash flows for each of the two years in the period ended June 30, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2021, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of June 30, 2021, based on criteria established in the 2013 Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated September 13, 2021 expressed an unqualified opinion.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical audit matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Valuation of certain intangible assets related to the Company’s acquisition of JM Bullion

As described further in Note 1 to the consolidated financial statements, the Company entered into a stock purchase agreement with the selling stockholders of JM Bullion, Inc. (“JMB”), pursuant to which it acquired the remaining 79.5% interest in JMB that it did not previously own. In accounting for this transaction, the Company performed a purchase price allocation and recorded underlying assets acquired and liabilities assumed based on their estimated fair values using the information available as of the acquisition date, with the excess of the purchase price allocated to goodwill. In performing the purchase price allocation, the Company identified and recorded a customer relationship asset and a trade name asset. We identified the valuation of these intangible assets as a critical audit matter.

The principal consideration for our determination that the valuation of these intangible assets was a critical audit matter is due to the significant measurement uncertainty in determining the fair value of these assets. The fair value determination was sensitive to significant assumptions including the discount rate and the prospective financial information, both of which are unobservable. As such, there is inherent subjectivity and high estimation uncertainty in management’s judgment in identifying and determining the significant valuation assumptions and to conclude upon the appropriate valuation. As a result, obtaining sufficient appropriate audit evidence related to the assumptions required significant auditor subjectivity.

Our audit procedures related to the valuation of the customer relationship asset and the trade name asset included the following, among others. We evaluated the methodologies and tested the significant assumptions and underlying data used by the Company. Such testing included assessing the reasonableness of the prospective financial information that was the basis of the valuation. In addition, we involved a firm valuation specialist to assist in evaluating the methodology as well as evaluating the significant assumptions in the fair value estimate by comparing the discount rate to relevant observable market data.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2015.

Newport Beach, California

September 13, 2021